Exhibit 10.15

Personal and Confidential
December 8, 2023 (As revised on December 30, 2023)

VIA ELECTRONIC MAIL [***]
Arpa Garay
[***]
[***]

Re:    Executive Separation and Transitional Services Agreement
(Please sign and return page 9 by January 4, 2024; sign and return Exhibit A by the later of the Separation Date or January 4, 2024)
Dear Arpa,
In accordance with the Amended and Restated Executive Severance Plan (the “Severance Plan”) of Moderna Inc. (individually, and together with any direct and indirect parents, subsidiaries, and affiliates, the “Company”), this executive separation and transitional services agreement (the “Agreement”) sets forth the terms of your continued employment with the Company through the earliest of (i) the close of business on June 28, 2024 (the “Anticipated Separation Date”) or (ii) such earlier date when your employment is terminated (a) by the Company with Cause, (b) due to your death or Disability, (c) pursuant to Section 1(c) below, or (d) by you (such actual last day of employment, the “Separation Date”)1. For purposes of this Agreement, the time period between December 29, 2023 and the Separation Date will be referred to as the “Transition Period.”
Regardless of whether you enter into the Agreement, including Exhibit A (as defined in Section 2), the following bulleted terms (the “Accrued Benefits”) will apply:

•You will continue to participate in the Company’s Severance Plan and will be entitled to any benefits and payments thereunder in the event of a Qualified Termination Event (as defined and set forth in Section 5 of the Severance Plan), subject to the terms and conditions of the Severance Plan.
•On the Separation Date, the Company will pay you all earned compensation to which you are entitled.
•Your eligibility to participate in the Company’s health, dental, and vision plans, and the Company’s other employee benefit plans and programs ends on the last day of the month in which the Separation Date occurs. You may elect to continue such benefits under the federal law known as COBRA. You will be notified in a separate notice of your election rights under COBRA. If you are participating in the Company’s 401(k) plan, deductions end with your final regular paycheck.
1     “Cause” and “Disability” are defined by the Company’s Amended and Restated Executive Severance Plan effective as of June 13, 2018 and amended and restated as of November 4, 2018 and as of February 23, 2023 (the “Severance Plan”).

•If you remain employed on the date of payment in March 2024, you will be eligible to receive a discretionary bonus under the Senior Executive Cash Incentive Bonus Plan (the “Incentive Plan”), reflecting your performance during fiscal year 2023, which, per the terms of the Incentive Plan, will be paid in a lump sum at the same time as other US-based Incentive Plan participants. For the avoidance of doubt, the value of the discretionary bonus payment will reflect both corporate and individual performance factors, which will be approved by Moderna’s Compensation and Talent Committee.
•You are not eligible to receive any bonus or other forms of incentive compensation with respect to your work for the Company during fiscal year 2024 or thereafter.
•You have the right to retain any and all vested restricted stock units and to exercise any and all vested options that you hold to purchase Company equity, and any such exercise will be subject to the terms of any and all applicable unit option and grant plans, equity incentive plans other equity award plans, and all related agreements (collectively the “Equity Documents”). Under the terms of the Equity Documents, all unvested restricted stock units and stock options you may hold will expire as of the Separation Date. If you have any questions about your equity interests, please contact [***].
You are obligated, to the maximum extent permitted by applicable law, to comply with your obligations outlined in the Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement you signed on March 30, 2023 (the “Restrictive Covenants Agreement”), a copy of which is being provided to you with this Agreement. For purpose of this Agreement, the Company confirms that the Restrictions on Customer Solicitation contained in Section 6b of the Restrictive Covenants Agreement are intended to apply to Competitive Business or Competitive Activities as those terms are defined in Section 6d of the Restrictive Covenants Agreement.
Except as noted above, the Accrued Benefits will not be affected by whether or not you agree to the terms set forth below.
In addition to the above-described non-contingent Accrued Benefits, you will be entitled to the Severance Benefits (as defined in Section 3) if you meet the Conditions (as defined in Section 2).
With those understandings, you and the Company agree as follows:
1.Matters Relating to the Transition Period.
(a)If you enter into, do not revoke, and comply with this Agreement (including, without limitation the Conditions set forth in Section 2 below), your employment with the Company will end on the Anticipated Separation Date, unless your employment is terminated on an earlier date in accordance with this Agreement (a) by the Company, with Cause, (b) due to your death or Disability, or (c) by you. During the Transition Period, you will not report to the Company’s offices or perform any duties for or on behalf of the Company unless specifically requested by the Company’s CEO or President. Notwithstanding the foregoing, you will make yourself available to answer any questions from the CEO, President or any other Company executive related to the Company or to transitioning matters to other employees. Any change to your duties as set forth herein will not (a) constitute Good Reason as defined in and for purposes of the

Severance Plan, and you hereby waive the application of Good Reason to your employment from the date of this Agreement to the Separation Date, or (b) alter any of your obligations under the Restrictive Covenants Agreement. On the earliest of (i) the Separation Date or (ii) a request by the Company, you will be deemed to have resigned from all officer positions that you hold with the Company or any of its respective subsidiaries and affiliates. You will execute any documents in reasonable form as may be requested by the Company to confirm or effectuate any such resignations.
(b)With respect to compensation, you will continue to receive your current annual base salary and you will be eligible for employee benefits throughout the Transition Period (subject to your continued eligibility under the Company’s benefits plans); provided, however, you will not be entitled to any other compensation, incentive compensation, or bonuses during the Transition Period or with respect to any period prior to the Transition Period, except as set forth in Section 3 below and provided you meet the Conditions set forth in Section 2. In addition, you will continue to vest in your restricted stock units and stock options pursuant to the Equity Documents during the Transition Period. You may exercise any vested options consistent with the terms of the Equity Documents. All unvested restricted stock units and stock options will expire on the Separation Date and be of no further effect, except as otherwise set forth in Section 3 below and provided you meet the Conditions set forth in Section 2.
(c)In the event that you accept a Third-Party Engagement (as defined below) during the Transition Period, your employment with the Company will end as of the date you accept such Third-Party Engagement, without any further notice by the Company to you being required. In such event, the Separation Date will be the date as of which you commence the Third-Party Engagement. The Company will provide the Severance Benefits set forth in Section 3 below provided you have satisfied each of the Conditions set forth in Section 2 as of the newly accelerated Separation Date and provided that you have notified the Company’s Chief Legal Officer of the Third-Party Engagement at least five (5) business days prior to its commencement. If the Transition Period ends earlier than the Anticipated Separation Date in accordance with this Section 1(c), as set forth in Section 4 below, you will not be entitled to any additional compensation for the period between the Separation Date under Section 1(c) and the Anticipated Separation Date set forth in this Agreement. “Third Party Engagement” means employment with any third party or engagement by any third party to provide services to such third party (whether as a principal, owner, partner, shareholder, member, director, manager, officer, consultant, agent, co-venturer or in any other capacity).
(d)Notwithstanding the foregoing clause (c), the Company agrees that during the Transition Period you will be permitted to accept one (1) Third-Party Engagement as a member of a board of directors, provided that: (i) you comply at all times with the terms and conditions of this Agreement and the Restrictive Covenants Agreement; (ii) you satisfy each of the Conditions (as defined below), including, but not limited to, working cooperatively and in good faith with the Company during the Transition Period and performing the duties described in this Section 1 to the Company’s satisfaction; and (iii) such Third-Party Engagement as a member of a board of directors will be subject to the prior written consent of the Company’s Chief Legal Officer.

2.Conditions. Subject to the terms of this Agreement, you will be entitled to continue to be employed at the Company during the Transition Period and receive the Severance Benefits provided you satisfy each of the following (collectively, the “Conditions”): (i)  you sign this Agreement during the Agreement Consideration Period (defined in Section 19), do not revoke it, and comply with it; (ii) you sign Exhibit A to the Agreement (the “Supplemental Release” or “Exhibit A”) during the Consideration Period (as defined in Section 3(i) of Exhibit A), do not revoke it, and comply with it; (ii) your employment is not terminated by the Company for Cause, or as a result of your voluntary resignation prior to the Anticipated Separation Date; (iv) you work cooperatively and in good faith with the Company during the Transition Period and perform the duties described in Section 1 above to the Company’s satisfaction; (v) you comply with the Restrictive Covenants Agreement; and (vi) you provide a monthly written confirmation to the Company’s Chief Legal Officer, on the first day of each month of the Transition Period that, in the preceding calendar month, you have not accepted a Third Party Engagement.
3.Severance Benefits. If you satisfy each of the Conditions, the Company will provide you with the following post-employment benefits (the “Severance Benefits”).
(a)Separation Pay. In accordance with the Severance Plan, the Company will pay you $1,615,000.00, which amount equals 12 months of your current annual base rate of pay plus your annual target bonus in effect immediately prior to the Separation Date, less applicable deductions and withholdings (together, the “Separation Pay”). The Company will pay you the Separation Pay in biweekly payments, beginning on the second regular payroll date following the Effective Date (as defined in Section 3(j) of Exhibit A).
(b)Limited Acceleration of Unvested Equity. Despite any language in the Equity Documents to the contrary, in connection with your involuntary separation, fifteen percent (15%) of your unvested equity units (stock options and restricted stock units) will be accelerated and will vest no later than 40 days after the Effective Date.
(c)Extension of Equity Exercise Window. Despite any language in the Equity Documents to the contrary, you will have an extended window of up to twelve (12) months from the Separation Date or the grant expiration date, whichever is earlier, to exercise any and all vested options that you hold to purchase Company equity.
(d)COBRA Premium Assistance. After the Effective Date, if you are eligible for and timely elect medical benefit continuation under COBRA, the Company will directly pay 100% of the COBRA premium and all associated administrative fees until the earliest of (i) the last day of the 12th calendar month after the Separation Date; (ii) the date you start other employment with equivalent benefits coverage; or (iii) the date your COBRA continuation coverage terminates under COBRA’s provisions. Once the Company subsidy period ends, medical insurance coverage will be continued only to the extent required by COBRA and only to the extent you timely and pay the full premium and associated administrative fees.
You understand and agree that the Severance Benefits are being provided in exchange for your promises in this Agreement and that you are otherwise not entitled to any of the Severance Benefits. You also acknowledge that the Severance Benefits are sufficient to ensure your non-competition obligations under the Restrictive Covenants Agreement.

4.Early Separation. If, prior to the Anticipated Separation Date, the Company terminates your employment for Cause, you resign, your employment ends due to death or Disability or your employment ends pursuant to Section 1(c) above, you will (a) be paid only through the Separation Date, even if that date occurs prior to the Anticipated Separation Date, (b) receive the Accrued Benefits through the Separation Date, (c) cease vesting in your stock options and restricted stock units as of the Separation Date, and (d) not be eligible for any of the Severance Benefits or any other benefits, other than as is stated in this Agreement. For purposes of clarity, termination for Cause, resignation, death or Disability, or termination pursuant to Section 1(c) of this Agreement are the only reasons your employment can end before the Anticipated Separation Date. In the event that the Company should seek to terminate your employment for Cause following the date of this Agreement, it will promptly notify you in writing. Any such termination for Cause will become effective within ten (10) business days of delivery of the notice, unless the circumstances giving rise to the “for Cause” termination are cured within such ten (10) business days. For the avoidance of doubt, as of the date set forth at the top of this Agreement, the Company characterizes your termination as a termination without Cause.
5.General Release of Claims. You release the Company, its affiliated and related entities (including, without limitation, direct and indirect parent companies (including, without limitation, Moderna, Inc.), and direct and indirect subsidiaries and direct and indirect affiliates), its and their respective predecessors, successors, and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the past, present and future officers, directors, stockholders, members, managers, employees, attorneys, accountants, agents, and representatives of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) from all claims of any type to date, known or unknown, suspected or unsuspected, to the fullest extent allowed by law, including but not limited to any such claims arising from, or having anything to do with, your employment with or separation from the Company. This means you give up, except as provided in clause (h) of this section, all claims and rights related to:
(a)pay, compensation, or benefits including bonuses, commissions, equity, expenses, incentives, insurance, paid/unpaid leave, profit sharing, carry participation, or separation pay/benefits;
(b)compensatory, emotional, or mental distress damages, punitive or liquidated damages, attorney fees, costs, interest, or penalties;
(c)violation of express or implied employment contracts, covenants, promises or duties, intellectual property, or other proprietary rights;
(d)unlawful or tortious conduct such as assault or battery; background check violations; defamation; detrimental reliance; fiduciary breach; fraud; indemnification; intentional or negligent infliction of emotional distress; interference with contractual or other legal rights; invasion of privacy; loss of consortium; misrepresentation; negligence (including negligent hiring, retention, or supervision); personal injury; promissory estoppel; public policy violation; retaliatory discharge; safety violations; posting or records-related violations; wrongful discharge; or other federal, state or local statutory or common law matters;
(e)discrimination, harassment or retaliation based on age (including the Age Discrimination in Employment Act), benefit entitlement, citizenship, color, concerted activity, disability, ethnicity, gender, gender identity and expression, genetic information, immigration status, income source, jury duty, leave rights, military status, national origin, parental status, protected off-duty conduct, race, religion, retaliation, sexual orientation, union activity, veteran status, whistleblower claims in court (including under Sarbanes-Oxley, Dodd-Frank, and the False Claims Act claims), other legally protected status or activity; or any allegation that payment under this Agreement was affected by any such discrimination, harassment or retaliation; and
(f)any participation in any class or collective action against any Releasee.
(g)State Law Release. You further waive all claims or rights arising under applicable state law, including but not limited to the Massachusetts Payment of Wages Law (M.G.L. c. 149) and/or the Massachusetts Minimum Fair Wage Law (M.G.L. c. 151) including claims regarding entitlement to, or timely payment of, any wages, overtime, accrued vacation, paid time off, sick time, bonuses, commissions, equity, expenses, incentives, stock/stock options, and/or other compensation.
(h)Release Exclusions and Other Exceptions. This General Release of Claims excludes: claims arising after the Revocation Period; claims for breach of this Agreement; claims to be covered under the Officer Indemnification Agreement between you and the Company dated May 24, 2022 (the “Indemnification Agreement”) and under applicable directors and officers liability insurance for acts or omissions while serving as an officer of the Company; claims for vested benefits under any Company Employee Retirement Income Security Act plan or other Company employee welfare benefit plan; and claims that cannot be waived as a matter of law, such as for unemployment, worker’s compensation and COBRA benefits. Nothing in this Agreement limits your rights: (i) to file a complaint with any administrative agency, such as the U.S. Equal Employment Opportunity Commission, a state fair employment practices agency, the Securities and Exchange Commission, or another state or federal regulatory authority; (ii) to communicate directly with such agency or participate in an agency proceeding; (iii) to communicate with law enforcement; or (iv) to communicate with your attorney. You nonetheless give up all rights to any money or other individual relief based on any agency or judicial decision, including in class or collective action rulings, except for compensation properly awarded by the Securities and Exchange Commission in return for providing actionable information.
(i)The Company affirms that it is not currently aware of any claims it or the other Releasees have against you.
6.Agreement Not to Sue. An “agreement not to sue” means you agree not to sue any Releasee in court. This is different from the General Release of Claims. Besides releasing claims covered by the General Release of Claims, you agree not to sue any Releasee for any reason covered by the General Release of Claims. Despite this provision, you may file suit to enforce this Agreement or to challenge its validity. If you sue a Releasee in violation of this provision, (i) you will be required to pay that Releasee’s reasonable attorney fees and costs incurred in its or their defense and/or (ii) the Company can require you to return all but $1,000.00 of the Severance Benefits and it will be excused from any remaining obligations that exist because of this Agreement.
7.Return of Company Property. On or before the Separation Date, you will return to the Company all Company property, including, without limitation, computer equipment, electronic devices, iPads or other tablets, iPhones or other mobile devices, software, keys and access cards, credit cards, files, and any documents (including computerized data and any copies made of any computerized data or software containing information concerning the Company, its business or business relationships (in the latter two cases, actual or prospective)(all collectively referred to as “Company Property”). After returning all Company Property, you must delete and purge any duplicates of files or documents that may contain Company information from any non-Company computer or other devices that remain your property. If you discover that you continue to retain any such property, you agree to immediately notify the Company and, based on the Company’s direction, either return it to the Company or, in the case of computerized data and software already in the possession of the Company, destroy it. For the avoidance of doubt, you may maintain copies of your employment records.
8.Confidentiality and Non-Disparagement.
(a)You understand and agree that you have been employed in a position of confidence and trust and have had access to information concerning the Company that the Company treats as confidential and the disclosure of which could negatively affect the Company’s interests (collectively, the “Confidential Information”). You acknowledge that this section does not prohibit the disclosure of information related to civil or administrative claims regarding sexual harassment, sex discrimination, sexual assault, or related retaliation, or good faith allegations of securities law violations. You represent that as of the Separation Date, neither you (nor anyone acting on your behalf) has filed any civil or administrative action against the Company or any of the Released Parties, or if such action has been filed, that it has been disclosed to the Company.
(b)You agree not to knowingly make any false, disparaging, or defamatory statements concerning the Company’s or any of its affiliates’ products or services; business affairs or financial condition; or current or former officers, directors, stockholders, employees, or agents, but only to the extent that you know or should reasonably know that such individuals are associated with the Company. You further agree not to conduct yourself in any way that would reasonably be expected to damage the Company’s reputation or goodwill; its products or services; or its current or former officers, directors, stockholders, members, employees, or agents, but only to the extent you know that such individuals are associated with the Company. This non-disparagement obligation will not in any way affect your obligation or intent to testify truthfully in any legal proceeding or to make truthful disclosures regarding alleged sexual harassment or assault.
(c)Nothing in this Agreement, including its confidentiality and non-disparagement provisions, is intended to limit your rights to engage in protected, concerted activity under Section 7 of the National Labor Relations Act or to file a charge with, participate in any investigation by or testify in any proceeding before the National Labor Relations Board. In doing so, you agree to take all reasonable measures to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Restricted Covenants Agreement. However, by entering into this Agreement, including the release of claims, you waive any right to monetary or other relief, including reinstatement, which may be ordered by the National Labor Relations Board because of or in connection with such charge, investigation, or proceeding.
(d)Defend Trade Secrets Act Disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b), which provides that: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal.”
9.Future Cooperation. You agree to make yourself available to assist the Company with transitioning your duties as noted in Section 1 of this Agreement as well as to make yourself available to reasonably assist the Company with any investigations legal claims, or other matters concerning anything related to your employment. You specifically agree to make yourself reasonably available to the Company upon reasonable notice for interviews and fact investigations, to testify without requiring service of a subpoena or other legal process, and to voluntarily provide the Company any employment-related documents you possess or control. “Cooperation” does not mean you must provide information favorable to the Company; it means only that you will provide information or documents upon the Company’s request. The Company agrees that such reasonable assistance and cooperation will occur, if practicable, at mutually agreeable times and places. If the Company requests your cooperation, it will reimburse you for reasonable time and expenses, provided you submit appropriate documentation. The Company will not utilize this Section to require you to make yourself available to an extent that would unreasonably interfere with your search for employment or any subsequent professional responsibilities that you may have.
10.Communications Regarding Separation. You agree that you will not (without the prior written approval of the Company) communicate about your transition or separation with anyone until after the Company has made a formal written announcement about your transition and separation (the “Company Announcement”); provided that you may communicate with your tax advisors, attorneys, and family members about your transition and separation before the Company Announcement; provided further that you first advise such persons not to reveal information about your transition and separation and each such person agrees. Once the Company has announced your transition and separation, you agree to limit any communications regarding your transition and separation departure to statements that are consistent with the Company Announcement.
11.Section 409A.
(a)Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation otherwise subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment will not be payable and such benefit will not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment will include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments will be payable in accordance with their original schedule.
(b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement will be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements will be paid as soon as administratively practicable, but in no event will any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year will not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits will be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred will be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with, or are exempt from, Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with, or be exempt from, Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)The Company makes no representation or warranty and will have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

12.Tax Treatment. The Company may make deductions, withholdings, and tax reports concerning payments and benefits under this Agreement to the extent that the Company, in good faith, determines that it is required to do so. Payments under this Agreement are in gross amounts and will be paid in amounts net of any deductions or withholdings. Nothing in this Agreement will be construed to require the Company to make any payments to compensate you for any tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
13.Legally Binding. Once effective, this Agreement is a legally binding document, and your signature will commit you to its terms. You acknowledge that you were advised in writing, by getting a copy of this Agreement, to consult with an attorney before signing this Agreement. You acknowledge that you have carefully read and fully understand all the provisions of this Agreement, and that you are voluntarily entering into this Agreement. If the General Release of Claims and/or the Supplemental Release in Exhibit A are found to be invalid or unenforceable in whole or in part, the invalid or unenforceable portion may be modified, revised, or severed and the Company may enforce the rest of the Agreement.
14.Non-admission. This Agreement will not be construed as an admission of any liability by the Company or you of any act of wrongdoing. Each of the Company and you specifically disclaim that the Company or any of its representatives has engaged in any wrongdoing or has taken any action that would be the basis for any finding of liability.
15.Enforceability. Except for the General Release of Claims and Exhibit A, if any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement or of the Restrictive Covenants Agreement) will to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.
16.Waiver; Amendment. No waiver of any provision of this Agreement or of Exhibit A will be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, will not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified except in a writing signed by both you and an authorized Company executive.
17.Forum; Equitable Relief; Governing Law.
(a)This Agreement will be construed and governed under the laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provisions. You acknowledge that this Agreement will not be construed more strictly against either you or the Company because it was prepared by the Company. You and the Company agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts has the exclusive authority to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement. You agree to (i) submit to the jurisdiction of such courts, (ii) consent to service of process, and (iii) waive any other requirement (whether imposed by statute, rule of court, or otherwise) concerning personal jurisdiction or venue.
(b)You agree that it may be difficult to measure any harm caused to the Company that might result from any breach by you of your promises in this Agreement and that in any event, monetary damages may be an inadequate remedy for any such breach. Accordingly, you agree that if you materially breach, or propose to breach, any material portion of your obligations under this Agreement, the Company will be entitled, in addition to all other remedies it may have, to seek an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond.
(c)If you fail to comply with any of your material obligations under this Agreement (including the obligations under the Restrictive Covenants Agreement), in addition to any other legal or equitable remedies it may have for breach, including for damages and equitable relief, the Company will have the right to (i) if you are still employed by the Company, end your employment for Cause in accordance with the terms set forth in Section 4 of this Agreement; (ii) terminate or suspend the Severance Benefits and/or (iii) seek recovery of any payments made to you or for your benefit under this Agreement, in each case with no effect on the General Release of Claims, the Supplemental Release in Exhibit A or your continuing obligations under this Agreement and under the Restrictive Covenants Agreement.
18.Entire Agreement. This Agreement constitutes the entire agreement between you and the Company and supersedes any previous agreements or understandings between you and the Company, provided however that the Severance Plan, the Indemnification Agreement, the Restrictive Covenants Agreement and the Equity Documents remain in full force and effect. You understand that by entering into this Agreement, the Company is not admitting in any way that it violated any legal obligation to you or to any other person or entity. This Agreement may be executed in two counterparts, each of which will be considered an original and all of which will constitute one agreement. Your signature may be delivered by scanned image (e.g., .pdf file) and such scanned signature will have the same effect as an original inked signature.
19.Time for Consideration/Revocation. You acknowledge that you have been given at least 21 calendar days from your receipt of this Agreement to consider it before signing (the “Agreement Consideration Period”). To accept this Agreement, you must return a signed, unmodified PDF copy of this Agreement before the expiration of the Agreement Consideration Period. Any changes to this Agreement do not restart the Agreement Consideration Period. By signing this Agreement, you acknowledge that you have voluntarily entered into this Agreement without any undue influence by the Company. If you sign this Agreement before the end of the Agreement Consideration Period, you acknowledge that such decision was voluntary, that you had the opportunity to consider this Agreement for the entire Agreement Consideration Period, and that you had the opportunity to consult with counsel of your choosing while doing so. You have up to seven (7) business days following your execution of this Agreement to revoke it by providing written notice to me (such period, the “Agreement Revocation Period”). The Consideration Period and Revocation Period that apply to Exhibit A are set forth in Section 3(i) of Exhibit A.

20.If you die after the Anticipated Separation Date but before all Severance Benefits have been paid in accordance with the terms and conditions of this Agreement, the remaining Severance Benefits will continue as set forth in Section 14 of the Severance Plan.
If you wish to accept this agreement, please sign and return this letter to me within the timeframe specified on the first page of this letter. Thank you again for your contributions to Moderna’s mission.
Very truly yours,
/s/ Shannon Thyme Klinger
Shannon Thyme Klinger
Chief Legal Officer

Accepted by:

Arpa Garay

/s/ Arpa Garay                         Date: 01/02/2024

EXHIBIT A:
SUPPLEMENTAL RELEASE OF CLAIMS

I, Arpa Garay, acknowledge that in connection with the ending of my employment with Moderna, I entered into a letter agreement dated December 8, 2023 (the “Agreement”).

I understand that this is the “Supplemental Release of Claims” and the “Exhibit A” referenced in the Agreement. I further understand that I may not sign this Supplemental Release of Claims until the Separation Date (as defined in the Agreement).
Release and Related Terms
1.I acknowledge that Company has paid me all compensation and benefits (other than the Severance Benefits pursuant to the Agreement) through my last day of my employment.
2.I understand that, regardless of whether I sign this Supplemental Release of Claims, the Agreement will remain in full force and effect, except that I will not receive the Severance Benefits.
3.General Release of Claims. I release the Company, its affiliated and related entities (including, without limitation, direct and indirect parent companies (including, without limitation, Moderna, Inc.), and direct and indirect subsidiaries and direct and indirect affiliates), its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the past, present and future officers, directors, stockholders, members, managers, employees, attorneys, accountants, agents and representatives of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) from all claims of any type to date, known or unknown, suspected or unsuspected, to the fullest extent allowed by law, including but not limited any such claims arising from, or having anything to do with, my employment or the end of my employment. This means I give up, except as provided in the Release Exclusions and Other Exceptions Section in the Agreement, all claims and rights related to:
(a)pay, compensation, or benefits including bonuses, commissions, equity, expenses, incentives, insurance, paid/unpaid leave, profit sharing, carry participation, or separation pay/benefits;
(b)compensatory, emotional, or mental distress damages, punitive or liquidated damages, attorney fees, costs, interest, or penalties;
(c)violation of express or implied employment contracts, covenants, promises or duties, intellectual property, or other proprietary rights;
(d)unlawful or tortious conduct such as assault or battery; background check violations; defamation; detrimental reliance; fiduciary breach; fraud; indemnification; intentional or negligent infliction of emotional distress; interference with contractual or other legal rights; invasion of privacy; loss of consortium; misrepresentation; negligence (including negligent hiring, retention, or supervision); personal injury; promissory estoppel; public policy violation; retaliatory discharge; safety violations; posting or records-related violations; wrongful discharge; or other federal, state or local statutory or common law matters;
(e)discrimination, harassment, or retaliation based on age (the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act), benefit entitlement,

citizenship, color, concerted activity, disability, ethnicity, gender, gender identity and expression, genetic information, immigration status, income source, jury duty, leave rights, military status, national origin, parental status, protected off-duty conduct, race, religion, retaliation, sexual orientation, union activity, veteran status, whistleblower claims in court (including under Sarbanes-Oxley, Dodd-Frank, and the False Claims Act claims), other legally protected status or activity; or any allegation that payment under this Agreement was affected by any such discrimination, harassment or retaliation; and
(f)any participation in any class or collective action against any Releasee.
(g)Release Exclusions and Other Exceptions. This Supplemental Release of Claims excludes: claims arising after the Revocation Period; claims for breach of this Agreement; claims to be covered under the Officer Indemnification Agreement and under applicable directors and officers liability insurance for acts or omissions while serving as an officer of the Company; claims for vested benefits under any Company Employee Retirement Income Security Act plan or any other Company employee welfare benefit plan; and claims that cannot be waived as a matter of law, such as for unemployment, worker’s compensation or COBRA benefits. Nothing in this Agreement limits your rights: (i) to file a complaint with any administrative agency, such as the U.S. Equal Employment Opportunity Commission, a state fair employment practices agency, the Securities and Exchange Commission, or another state or federal regulatory authority; (ii) to communicate directly with such agency or participate in an agency proceeding; (iii) to communicate with law enforcement; or (iv) to communicate with your attorney. You nonetheless give up all rights to any money or other individual relief based on any agency or judicial decision, including in class or collective action rulings, except for compensation properly awarded by the Securities and Exchange Commission in return for providing actionable information.
(h)State Law Release. I further waive all claims or rights arising under applicable state law, including but not limited to the Massachusetts Payment of Wages Law (M.G.L. c. 149) and/or the Massachusetts Minimum Fair Wage Law (M.G.L. c. 151) including claims regarding entitlement to, or timely payment of, any wages, overtime, accrued vacation, paid time off, sick time, bonuses, commissions, equity, expenses, incentives, stock/stock options, and/or other compensation, and including but not limited to Title 20 of the State Government Article of the Maryland Annotated Code.
(i)I represent that I have not filed any claim against the Releasees in any forum. Notwithstanding the foregoing, this Supplemental Release of Claims does not release: (i) claims that arise after the Revocation Period (as defined in clause (i) below); (ii) my rights to vested benefits under the Company’s ERISA welfare and pension plans; and (iii) my rights under the Agreement.
(j)I acknowledge that I received this Exhibit A with the Agreement, that I may not sign Exhibit A prior to the Separation Date and that I have been given the opportunity to consider this Exhibit A for at least 21 calendar days from the date on the first page of the Agreement (the “Consideration Period”) before signing it. I understand that, to receive the Severance Benefits, I must return a signed, unmodified original or PDF copy of this Exhibit A so that it is received by the Human Resources Department of the Company on or before the expiration of the Consideration Period. I acknowledge that my release of claims is knowing and voluntary, including without implication of limitation my release of claims of age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., as amended. I understand that for the period of seven (7) business days from the date when I sign this Exhibit A (the “Revocation Period”), I have the right to revoke this Supplemental Release of Claims by written notice to the Company signatory on the Agreement. This Exhibit A will not become effective or enforceable until the first business day after the Revocation Period expires (the “Effective Date”).

(k)Nothing in any part of this Agreement limits my rights to make truthful disclosures regarding alleged unlawful workplace health and safety practices or hazards related to a public health emergency.
I HAVE READ THIS SUPPLEMENTAL RELEASE OF CLAIMS THOROUGHLY, UNDERSTAND ITS TERMS AND HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY. I UNDERSTAND THAT THIS IS A LEGAL DOCUMENT. I ACKNOWLEDGE THAT I HAVE BEEN ADVISED BY THE COMPANY TO DISCUSS ALL ASPECTS OF THIS RELEASE WITH COUNSEL OF MY CHOOSING.

Arpa Garay

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